Exhibit B2

                       KEMPER STATE TAX-FREE INCOME SERIES

         On November 29, 2000, the Board of Trustees of Kemper State Tax-Free Income Series, (the "Fund"), a Massachusetts business trust, adopted the following resolutions amending the By-Laws of the Fund to read as follows:

                  RESOLVED, that, pursuant to Section 12 of the By-Laws of the Fund, Section 2.3 of the Fund's By-Laws shall be amended to read as follows:

                  Section 2.3. Notice of Meetings. A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least seven days before the meeting to each shareholder entitled to vote thereat by sending such notice by postal mail, postage prepaid, by electronic mail, by posting on the internet with notice by postal mail or electronic mail, or by any other electronic method of document transfer to each Shareholder at his address or other designated destination, including, but not limited to, the Shareholder's postal mailing or e-mail address, as recorded on the register of the Trust.. Such notice shall be given by the Secretary or an Assistant Secretary or by an officer designated by the Trustees. No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his attorney thereunto duly authorized, is filed with the records of the meeting.

                  FURTHER RESOLVED, that, pursuant to Section 12 of the By-Laws of the Fund, Section 2 is hereby amended by adding the following Section 2.6:

                  Section 6. Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.


IN WITNESS WHEREOF, I hereunto set my hand and seal of the Fund on this 30th day of November, 2000.


                                     /s/Maureen E. Kane
                                     ------------------------------------------
                                     Maureen E. Kane, Assistant Secretary